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                                                                  EXHIBIT 23

                      Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-26641) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc. and the related Prospectus, in the Registration Statement (Form S-8 No. 33-34745) pertaining to the IMCO Recycling Inc. Amended and Restated Stock Option Plan, in the Registration Statement (Form S-8 No. 33-76780) pertaining to the IMCO Recycling Inc. 1992 Stock Option Plan, and in the Registration Statement (Form S-8 No. 333-00075) pertaining to the IMCO Recycling Inc. Amended and Restated 1992 Stock Option Plan of our report dated February 5, 1996, with respect to the consolidated financial statements of IMCO Recycling Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1995.


                                         /s/ Ernst & Young LLP

Dallas, Texas
March 27, 1996